May 15, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated May 15, 2018 of All Marketing Solutions, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Pinnacle Accounting Group was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

8250 W Charleston Blvd, Suite 100 – Las Vegas, NV  89117

Phone: (888) 727-8251 – Fax: (888) 782-2351